Exhibit 99.1

  InterDigital Announces Financial Guidance for Fourth Quarter 2007

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 26, 2007--InterDigital, Inc. (NASDAQ:IDCC) today announced financial guidance for fourth quarter 2007. The company expects fourth quarter 2007 revenue to be in the range of approximately $54.0 million to $55.0 million. This range does not include any potential impact from additional new agreements that may be signed during fourth quarter 2007 or additional royalties identified in audits regularly conducted by the company.

    Expected revenues for fourth quarter 2007 include the following approximate amounts:

    -- $50.5 million to $51.5 million of recurring patent licensing and technology solution revenue; and,

    -- $3.5 million of non-recurring patent licensing revenue related to prior period sales for two licensees.

    "Our fourth quarter 2007 revenue guidance reflects some softness in the Japanese market and solid sales growth from a number of our important licensees outside of that region," said Scott McQuilkin, InterDigital's Chief Financial Officer.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our fourth quarter 2007 recurring and non-recurring revenue. Words such as "expects," "range" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) the unanticipated acceleration in the execution of additional patent license or technology solution agreements, or amendments to existing patent license or technology solution agreements, on acceptable terms during fourth quarter 2007; (ii) the accuracy of market sales projections of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during fourth quarter 2007.

    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com